Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Expro Group Holdings N.V. Announces Fourth Quarter 2025 Results and Full-Year 2026 Guidance

HOUSTON - February 19, 2026 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months and year ended December 31, 2025 and provided full year 2026 guidance.

Fourth Quarter 2025 Highlights

•	Revenue of $382 million
•	Net income of $6 million, and net income margin of 2%
•	Adjusted EBITDA[1] of $88 million
•	Adjusted EBITDA margin[1] of 23.1%, which ranks among the top in our peer group
•	Cash flow from operations of $57 million, or 15% of revenues
•	Free cash flow[1] was $23 million, and free cash flow margin[1] of 6%; Adjusted free cash flow[1] of $28 million, and Adjusted free cash flow margin[1] of 7%
•	Voluntary prepayment of our revolving credit facility of $20 million, further enhancing the Company’s net cash position

Full Year 2025 Financial Highlights

•	Revenue of $1,607 million
•	Net income of $52 million, and net income margin of 3%
•	Adjusted EBITDA of $353 million
•	Adjusted EBITDA margin of 22.0%, which ranks among the top in our peer group
•	Cash flow from operations of $210 million, or 13% of revenues
•	Free cash flow was $98 million, and free cash flow margin of 6%; Adjusted free cash flow of $127 million, and Adjusted free cash flow margin of 8%- significantly outperformed expectations.
•	Voluntary prepayment of our revolving credit facility of $42 million; liquidity at the end of the year stood at $551 million
•	Share repurchases of $40 million (approximately 3.7 million shares repurchased at an average $10.81 per share)
•	Total order backlog of $2.5 billion at December 31, 2025

Michael Jardon, Chief Executive Officer, noted, “Expro’s fourth quarter results closed out a solid year of financial performance. In 2025, the Company generated $127 million of Adjusted free cash flow, significantly surpassing expectations and more than doubling the amount generated in the prior year. Our team’s commitment to operational excellence and fiscal discipline enabled the achievement of yet another year of Adjusted EBITDA margin expansion – the fourth year in a row.

“During the year, Expro executed well on its long-term strategic pillars. On the financial side, the Company increased its capital return to shareholders by repurchasing $40 million of stock, continued to strengthen the balance sheet by voluntarily repaying $42 million of our revolving credit facility, and as mentioned, continued to expand our Adjusted EBITDA margin to 22.0% - among the top in the peer group.

“From a technological perspective, our track record of continual innovation was also on display during the year as the Company introduced many new technologies across our geographic segments. Our ability to quickly deploy new technologies that provide value remains a key reason why customers choose to do business with Expro. We saw further evidence of this during the fourth quarter as we secured one of the largest single-customer awards in our history, a four-year, $380 million contract in North Africa.

“Looking ahead, we are cautiously optimistic about 2026. We generally expect 2026 financial results to be similar to and in some respects better than 2025 characterized by an industry sense of optimism growing for the back half of 2026 into 2027. Our strong order backlog of $2.5 billion provides good revenue visibility this year where we expect to generate 2026 Adjusted EBITDA of $355 million to $375 million with 2026 Adjusted free cash flow of $125 million to $145 million. Even with a relatively stable outlook, we expect to make further progress towards our longer-term strategic goals with further expansion of our EBITDA margin and free cash flow generation. Additionally, our capital allocation strategy remains intact – invest in the business to drive margin expansion and provide cash returns to shareholders.”

1. A non-GAAP measure.

Free Cash Flow and Share Repurchases

Expro generated $57 million in net cash provided by operating activities in the fourth quarter of 2025. Operating cash flow for the full year was $210 million, driven by operations and by a lower consumption of working capital during the current year as compared to the previous year.

Expro generated $23 million of free cash flow and $28 million of Adjusted free cash flow in the fourth quarter of 2025. Adjusted free cash flow for the full year was $127 million, significantly surpassing our guidance of $110 million to $120 million, mainly due to high-grading of capital expenditure projects and reduction in the capital intensity of the business.

Expro is focused on and committed to generating significant free cash flow, and we expect to continue to do so by further expanding the Company’s Adjusted EBITDA margin and reducing the capital intensity of the business. Management continues to believe that adjusted free cash flow better reflects the Company’s performance by excluding one-time items, in line with corporate finance principles.

During 2025, the Company repurchased approximately 3.7 million shares at an average price of $10.81, resulting in $40 million of total share repurchases, achieving the annual repurchase target for 2025. Expro will continue to evaluate additional share repurchases in line with the Company’s capital allocation framework.

	Three Months Ended	Year Ended
	December 31,	December 31,
	2025	2025
Total revenue	$382,127	$1,607,095

Net cash provided by operating activities	$57,071	$210,172
Less: Capital expenditures	(33,875)	(112,387)
Free cash flow	23,196	97,785

Free cash flow margin	6%	6%

Add: Merger and integration expense (1)	861	6,161
Add: Severance and other expense (1)	9,952	28,527
Less: Other non-cash adjustments	(5,600)	(5,600)
Adjusted free cash flow	$28,409	$126,873

Adjusted free cash flow margin	7%	8%

(1) Expenses directly referenced on the consolidated Statements of Operations.

Financial Guidance

While the outlook remains fairly stable, we expect to further expand our Adjusted EBITDA margin for the full year in 2026, as well as generate more Adjusted free cash flow in 2026 compared to 2025. With regards to the first quarter of 2026, we anticipate a normal seasonal decline caused by the inclement weather, particularly in the North Sea, and lower customer budgetary spends at the start of a new calendar year. The guidance below represents our expectations as of the date of this release.

	Three Months Ended	Full Year Ended
	March 31,	December 31,
(in millions)	2026	2026
Revenue	$360 - $370	$1,600 - $1,650
Adjusted EBITDA	$60 - $70	$355 - $375
Capital expenditure	-	$110 - $120
Adjusted free cash flow	-	$125 - $145

In addition, for full year 2026 the Company intends to utilize at least 33% of the free cash flow generated for capital returns to shareholders.

Notable Awards and Achievements

Middle East and North Africa (MENA)

●

Expro secured one of the largest single‑customer awards in the Company’s history, a four‑year, $380 million contract in North Africa for production optimization and well management services across multiple fields.

●	Expro also received a five‑year contract extension in Qatar for Coretrax’s DAV Max and HyPR™ technologies, further strengthening the Company’s technology footprint.

North and Latin America (NLA)

●

Expro successfully completed the first deployment of iTONG™ in the Gulf of America as part of a customer trial. This deployment forms part of a broader technology integration project with both the customer and drilling contractor, with a full operational job anticipated for late first quarter 2026.

●

Expro introduced an innovative production logging methodology for completed wells in Argentina, eliminating the historical need for coiled tubing. This advancement enhances production uptime and enables more efficient reservoir evaluation. The Company also secured a new, three‑year slickline contract in Brazil to support shallow‑water operations beginning in first quarter 2026.

●	In the deepwater, Expro deployed its propriety XRD™ (Extended Range Drilling) Spider, the world’s first and only 1,250‑ton drilling spider, significantly reduced tool changeouts and red‑zone exposure.

Europe and Sub-Saharan Africa (ESSA)

●

Expro was recognized as overall runner‑up out of 25 contractors at bp’s North Sea Contract Achievement Awards, highlighting its leadership in safety and innovation, particularly in Red Zone Management and DROPS prevention.

●	In Namibia, Expro expanded its in‑country capabilities with the opening of a new Fluids Laboratory, supporting both appraisal activity and future deepwater development.

Asia Pacific (APAC)

●	In Indonesia, the CaTS™ ATX acoustic system delivered wireless downhole data transmission and remote valve control during drill stem testing.
●

In Australia, Expro successfully delivered one of the region’s largest integrated offshore campaigns, completing multiple subsea wells with zero QHSE incidents and performance review scores reaching 100%.

●	Expro secured a 36‑month extension for its Early Production System offshore Malaysia, continuing a decade‑long engagement.
●	One customer formally recognized Expro for exceptional execution on Indonesia’s first offshore well intervention on an ultra‑minimalist platform, which unlocked 20 MMscfd of new production.

Other Financial Information

As of December 31, 2025, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $197 million, and the Company’s total liquidity stood at $551 million. Total liquidity includes $353 million available for drawdowns as loans under the Company’s revolving credit facility. The Company had outstanding long-term borrowings of $79 million as of December 31, 2025.

The Company’s capital expenditures totaled $34 million in the fourth quarter of 2025, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs.

In October 2025, the Board of Directors refreshed the Company’s share repurchase authorization to acquire up to $100 million of outstanding shares, all of which remains authorized for repurchase as of February 19, 2026. Expro remains committed to returning capital to shareholders.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available in the Investor section of www.expro.com.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2025 to the results for the third quarter of 2025.

NLA

Revenue for NLA was $130 million for the three months ended December 31, 2025, a decrease of $21 million, or 14%, compared to $151 million for the three months ended September 30, 2025. The decrease was primarily due to lower subsea well access and well construction revenue in the U.S., offset by higher well intervention and integrity revenue in Argentina.

Segment EBITDA for NLA was $32 million, or 24% of revenue, during the three months ended December 31, 2025, compared to $37 million, or 24% of revenue, during the three months ended September 30, 2025. The decrease of $5 million in Segment EBITDA and Segment EBITDA margin was largely attributable to lower activity and less favorable product mix during the three months ended December 31, 2025.

ESSA

Revenue for ESSA was $116 million for the three months ended December 31, 2025, a decrease of $10 million, or 8%, compared to $126 million for the three months ended September 30, 2025. The decrease in revenue was primarily driven by lower subsea well access and well construction revenue in Angola, and central and west Africa, partially offset by higher well flow management revenue in Bulgaria.

Segment EBITDA for ESSA was $40 million, or 34% of revenue, for the three months ended December 31, 2025, a decrease of $1 million, or 1%, compared to $41 million, or 32% of revenue, for the three months ended September 30, 2025. The decrease in Segment EBITDA was primarily attributable to lower activity while the increase in Segment EBITDA margin reflects a more favorable product mix.

MENA

Revenue for MENA was $93 million for the three months ended December 31, 2025, an increase of $7 million, or 8%, compared to $86 million for the three months ended September 30, 2025. The increase in revenue was driven by higher well flow management revenue in Algeria and Saudi Arabia.

Segment EBITDA for MENA was $36 million, or 39% of revenue, for the three months ended December 31, 2025, an increase of $6 million, or 21%, compared to $30 million, or 35% of revenue, for the three months ended September 30, 2025. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to higher well flow management activity and a resulting more favorable activity mix during the three months ended December 31, 2025.

APAC

Revenue for APAC was $43 million for the three months ended December 31, 2025, a decrease of $6 million, or 13%, compared to $49 million for the three months ended September 30, 2025. The decrease in revenue was primarily due to lower well flow management activity in Indonesia and India, lower well construction revenue in Australia, offset by higher subsea well access activity in Australia.

Segment EBITDA for APAC was $7 million, or 16% of revenue, for the three months ended December 31, 2025, a decrease of $3 million compared to $10 million, or 21% of revenue, for the three months ended September 30, 2025. The decrease in Segment EBITDA and Segment EBITDA margin was largely attributable to lower activity and less favorable product mix during the three months ended December 31, 2025.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2025 results on Thursday, February 19, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

US: +1 (833) 470-1428

International: +1 (646) 844-6383

Access ID: 956241

To listen via live webcast, please visit the Investor section of www.expro.com.

The fourth quarter and full year 2025 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: US +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 758310

Start Date: February 19, 2026, 1:00 p.m. CT

End Date: March 5, 2026, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has approximately 8,500 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in more than 50 countries.

For more information, please visit: www.expro.com and connect with Expro on X@ExproGroup and LinkedIn @Expro.

Contact:

Dave Wilson - Vice President Investor Relations

+1 (281) 384-1544

InvestorRelations@expro.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect general and administrative costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage.

Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Free cash flow margin is defined as free cash flow divided by total revenue, expressed as a percentage. Adjusted free cash flow is defined as cash provided by (used in) operating activities less capital expenditures and other non-cash adjustments, adjusted for merger and integration expense and severance and other expense (income). Adjusted free cash flow margin is defined as adjusted free cash flow divided by total revenue, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Total revenue	$382,127	$411,356	$436,843	$1,607,095	$1,712,802
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization	(286,558)	(311,142)	(327,123)	(1,223,173)	(1,333,365)
General and administrative expense, excluding depreciation and amortization	(19,186)	(20,491)	(22,516)	(75,990)	(88,421)
Depreciation and amortization expense	(53,774)	(46,195)	(42,284)	(192,106)	(163,468)
Merger and integration expense	(861)	(1,293)	(3,947)	(6,161)	(16,334)
Severance and other expense	(9,952)	(5,782)	(9,041)	(28,527)	(17,048)
Total operating cost and expenses	(370,331)	(384,903)	(404,911)	(1,525,957)	(1,618,636)
Operating income	11,796	26,453	31,932	81,138	94,166
Other income (expense), net	188	524	(1,186)	2,646	(105)
Interest and finance expense, net	(2,445)	(4,106)	(1,804)	(14,281)	(12,517)
Income before taxes and equity in income of joint ventures	9,539	22,871	28,942	69,503	81,544
Equity in income of joint ventures	3,838	5,897	3,467	16,836	16,422
Income before income taxes	13,377	28,768	32,409	86,339	97,966
Income tax expense	(7,605)	(14,805)	(9,375)	(34,653)	(46,048)
Net income	$5,772	$13,963	$23,034	$51,686	$51,918

Net income per common share:
Basic	$0.05	$0.12	$0.20	$0.45	$0.45
Diluted	$0.05	$0.12	$0.19	$0.45	$0.45

Weighted average common shares outstanding:
Basic	113,553,942	114,804,684	117,277,836	114,997,486	114,762,477
Diluted	115,143,267	115,447,110	118,129,232	115,749,247	115,829,638

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$196,093	$183,036
Restricted cash	1,380	1,627
Accounts receivable, net	477,026	517,570
Inventories	167,895	159,040
Income tax receivables	31,654	28,641
Other current assets	86,287	74,132
Total current assets	960,335	964,046

Property, plant and equipment, net	523,157	563,697
Investments in joint ventures	78,706	73,012
Intangible assets, net	251,329	298,856
Goodwill	348,558	348,918
Operating lease right-of-use assets	72,777	66,640
Non-current accounts receivable, net	7,432	7,432
Other non-current assets	17,141	10,940
Total assets	$2,259,435	$2,333,541

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$268,588	$340,298
Income tax liabilities	51,111	52,436
Finance lease liabilities	2,359	2,234
Operating lease liabilities	18,225	17,253
Other current liabilities	103,379	72,209
Total current liabilities	443,662	484,430

Long-term borrowings	$79,065	121,065
Deferred tax liabilities, net	19,513	44,310
Post-retirement benefits	314	10,430
Finance lease liabilities	12,762	14,006
Operating lease liabilities	56,103	48,488
Uncertain tax positions	77,890	74,526
Other non-current liabilities	36,003	44,802
Total liabilities	725,312	842,057

Stockholders’ equity:
Common stock	8,559	8,488
Treasury Stock	(127,137)	(83,420)
Additional paid-in capital	2,110,177	2,079,161
Accumulated other comprehensive loss	18,053	14,470
Accumulated deficit	(475,529)	(527,215)
Total stockholders’ equity	1,534,123	1,491,484
Total liabilities and stockholders’ equity	$2,259,435	$2,333,541

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities:
Net income	$51,686	$51,918
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	192,106	163,468
Equity in income of joint ventures	(16,836)	(16,422)
Stock-based compensation expense	29,172	26,352
Elimination of unrealized profit on sales to joint ventures	231	4
Deferred taxes	(19,335)	(5,765)
Unrealized foreign exchange (gain) loss	(8,066)	5,861
Changes in fair value of contingent consideration	(283)	(6,079)
Changes in assets and liabilities:
Accounts receivable, net	41,638	(17,301)
Inventories	(8,855)	4,931
Other assets	(17,893)	(12,388)
Accounts payable and accrued liabilities	(65,082)	(11,076)
Other liabilities	29,335	(19,813)
Income taxes, net	(973)	11,905
Dividends received from joint ventures	10,910	8,231
Other	(7,583)	(14,347)
Net cash provided by operating activities	210,172	169,479

Cash flows from investing activities:
Capital expenditures	(112,387)	(143,576)
Payment for acquired businesses, net of cash acquired	-	(31,967)
Proceeds from settlement of contingent consideration	-	7,500
Proceeds from disposal of assets	5,000	2,900
Net cash used in investing activities	(107,387)	(165,143)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits	(447)	1,170
Payment of contingent consideration	-	(13,873)
Proceeds from long-term borrowings	-	117,269
Repayments of long-term borrowings	(42,000)	(44,351)
Repurchase of common stock	(40,088)	(14,155)
Payment of withholding taxes on stock-based compensation plans	(1,721)	(3,431)
Repayment of financed insurance premium	(10,716)	(10,920)
Repayments of finance leases	(1,750)	(2,137)
Net cash (used in) provided by financing activities	(96,722)	29,572

Effect of exchange rate changes on cash and cash equivalents	6,747	(2,411)
Net increase to cash and cash equivalents and restricted cash	12,810	31,497
Cash and cash equivalents and restricted cash at beginning of year	184,663	153,166
Cash and cash equivalents and restricted cash at end of year	$197,473	$184,663

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(54,549)	$(39,250)
Cash paid for interest, net	(18,615)	(11,871)
Change in accounts payable and accrued expenses related to capital expenditures	(4,470)	(2,311)

EXPRO GROUP HOLDINGS N.V.

SELECTED OPERATING SEGMENT DATA

(In thousands)

(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2025		2025		2024		2025		2024
NLA	$130,305	34%	$150,868	37%	$139,272	32%	$558,033	35%	$566,048	33%
ESSA	116,322	30%	125,838	31%	142,788	33%	486,900	30%	564,440	33%
MENA	92,985	24%	86,061	21%	92,557	21%	363,616	23%	332,216	19%
APAC	42,515	11%	48,589	12%	62,226	14%	198,546	12%	250,098	15%
Total	$382,127	100%	$411,356	100%	$436,843	100%	$1,607,095	100%	$1,712,802	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2025		2025		2024		2025		2024
NLA	$31,795	24%	$36,842	24%	$30,062	22%	$132,931	24%	$141,977	25%
ESSA	40,039	34%	40,503	32%	53,002	37%	149,365	31%	145,375	26%
MENA	36,121	39%	29,862	35%	32,591	35%	132,722	37%	115,772	35%
APAC	6,952	16%	10,049	21%	15,453	25%	42,657	21%	57,680	23%
Total Segment EBITDA	114,907		117,256		131,108		457,675		460,804
Corporate costs (4)	(30,372)		(29,181)		(34,218)		(121,487)		(129,823)
Equity in income of joint ventures	3,838		5,897		3,467		16,836		16,422
Adjusted EBITDA	$88,373	23%	$93,972	23%	$100,357	23%	$353,024	22%	$347,403	20%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA Margin. Expro’s management believes Segment EBITDA and Segment EBITDA Margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA Margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)	Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments but are not attributable to a particular operating segment, including central product line management, research, engineering and development, logistics, sales and marketing, and health and safety.

Revenue by areas of capabilities:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2025		2025		2024		2025		2024
Well construction	$126,263	33%	$150,343	37%	$145,230	33%	$548,642	34%	$573,005	33%
Well management (1)	255,864	67%	261,013	63%	291,613	67%	1,058,453	66%	1,139,797	67%
Total	$382,127	100%	$411,356	100%	$436,843	100%	$1,607,095	100%	$1,712,802	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Total revenue	$382,127	$411,356	$436,843	$1,607,095	$1,712,802

Less: Cost of revenue, excluding depreciation and amortization	(286,558)	(311,142)	(327,123)	(1,223,173)	(1,333,365)
Less: Depreciation and amortization related to cost of revenue	(53,623)	(46,025)	(42,205)	(191,538)	(163,161)
Gross profit	41,946	54,189	67,515	192,384	216,276

Add: Indirect costs (included in cost of revenue)	70,239	67,889	72,791	276,988	282,745
Add: Stock-based compensation expenses	2,452	2,549	2,360	9,828	9,057
Add: Depreciation and amortization related to cost of revenue	53,623	46,025	42,205	191,538	163,161
Contribution	$168,260	$170,652	$184,871	$670,738	$671,239

Gross margin	11%	13%	15%	12%	13%

Contribution margin	44%	41%	42%	42%	39%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Total revenue	$382,127	$411,356	$436,843	$1,607,095	$1,712,802

Net income	$5,772	$13,963	$23,034	$51,686	$51,918

Income tax expense	7,605	14,805	9,375	34,653	46,048
Depreciation and amortization expense	53,774	46,195	42,284	192,106	163,468
Severance and other expense	9,952	5,782	9,041	28,527	17,048
Merger and integration expense	861	1,293	3,947	6,161	16,334
Other (income) expense, net	(188)	(524)	1,186	(2,646)	105
Stock-based compensation expense	7,689	7,201	7,101	29,172	26,352
Foreign exchange loss (gain)	463	1,151	2,585	(916)	13,613
Interest and finance expense, net	2,445	4,106	1,804	14,281	12,517
Adjusted EBITDA	$88,373	$93,972	$100,357	$353,024	$347,403

Net income margin	2%	3%	5%	3%	3%

Adjusted EBITDA margin	23%	23%	23%	22%	20%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Total revenue	$382,127	$411,356	$436,843	$1,607,095	$1,712,802

Net cash provided by operating activities	$57,071	$63,179	$97,401	$210,172	$169,479
Less: Capital expenditures	(33,875)	(24,196)	(44,418)	(112,387)	(143,576)
Free cash flow	23,196	38,983	52,983	97,785	25,903

Operating cashflow margin	15%	15%	22%	13%	10%
Free cash flow margin	6%	9%	12%	6%	2%

Add: Merger and integration expense (1)	861	1,293	3,947	6,161	16,334
Add: Severance and other expense (1)	9,952	5,782	9,041	28,527	17,048
Less: Other non-cash adjustments	(5,600)	-	-	(5,600)	-
Adjusted free cash flow	$28,409	$46,058	$65,971	$126,873	$59,285

Adjusted free cash flow margin	7%	11%	15%	8%	3%

(1) Expenses directly referenced on the consolidated Statements of Operations.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$5,772	$13,963	$23,034	$51,686	$51,918
Adjustments:
Merger and integration expense	861	1,293	3,947	6,161	16,334
Severance and other expense	9,952	5,782	9,041	28,527	17,048
Stock-based compensation expense	7,689	7,201	7,101	29,172	26,352
Total adjustments, before taxes	18,502	14,276	20,089	63,860	59,734
Tax benefit	(93)	(1)	(358)	(203)	(469)
Total adjustments, net of taxes	18,409	14,275	19,731	63,657	59,265
Adjusted net income	$24,181	$28,238	$42,765	$115,343	$111,183

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$0.05	$0.12	$0.19	$0.45	$0.45
Adjustments:
Merger and integration expense	0.01	0.01	0.03	0.05	0.14
Severance and other expense	0.09	0.05	0.08	0.25	0.15
Stock-based compensation expense	0.07	0.06	0.06	0.25	0.23
Total adjustments, before taxes	0.16	0.12	0.17	0.55	0.52
Tax benefit	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.16	0.12	0.17	0.55	0.51
Adjusted net income	$0.21	$0.24	$0.36	$1.00	$0.96

As reported diluted weighted average common shares outstanding	115,143,267	115,447,110	118,129,232	115,749,247	115,829,638